Exhibit 99.1

COMPANY PARTICIPANTS

Laurence Geller

Strategic Hotels and Resorts - President and CEO

Diane Morefield

Strategic Hotels and Resorts - EVP, CFO

Jon Stanner

Strategic Hotels and Resorts - VP, Capital Markets and Treasurer

CONFERENCE CALL PARTICIPANTS

Chris Woronka

Deutsche Bank - Analyst

Bill Crow

Raymond James & Associates - Analyst

Will Marks

JMP Securities - Analyst

John Evans

Edmonds White Partners - Analyst

Larry Raymond

Big 5 Asset Management - Analyst

Ryan Meliker

Morgan Stanley - Analyst

Smedes Rose

Keefe, Bruyette & Woods - Analyst

Joe Greff

JPMorgan - Analyst

PRESENTATION

Operator

Great day, ladies and gentlemen, and welcome to the fourth quarter 2010 Strategic Hotels & Resorts earnings conference call. My name is Thelma, and I’ll be your coordinator for today’s event. At this time, all participants are in a listen-only mode. We will facilitate a question and answer session towards the end of today’s presentation.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Jon Stanner, Vice President Capital Markets and Treasurer. Please go ahead.

Jon Stanner - Strategic Hotels and Resorts - VP, Capital Markets and Treasurer

Thank you, and good morning, everyone. Welcome to Strategic Hotels & Resorts fourth quarter and full year 2010 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the investor relations section. We are hosting a live webcast of today’s call, which can be accessed in the same section of the website, with the replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates. In addition to management’s beliefs and assumptions. Forward-looking statements are not a guarantee of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our

SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with REG G requirements.

I’d now like to introduce the members of the management team with me here today, Laurence Geller, President and Chief Executive Officer and Diane Morefield, Chief Financial Officer. Laurence?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Good morning, and thank you for attending our call.

2010 was a pivotal and very successful year for our Company in terms of our operating performance and our balance sheet restructuring. At this time last year, we highlighted our predictions for 2010, which included; residual negative growth for the luxury hotel segment in the first quarter and importantly, a convergence to positive operating metrics for our Company in particular, and the segment in general, during the second quarter with demand continuing to grow throughout the year. The year progressed as anticipated, with our RevPAR growth in the subsequent three quarters of 7.3%, 7.3%, and 8.1% respectively and occupancy, rate, EBITDA, and EBITDA margins all being positive in the second quarter. Our overriding caveat we made at that time was that a recovery of the hotel industry was and remains reliant on GDP growth.

We consistently executed our stated operating and balance sheet strengthening strategies and we will continue to do so throughout this year, having already started the year with four important strategic transactions.

For the year, North American hotel EBITDA margins expanded a healthy 200 basis points once adjusted for real estate taxes and cancellation fees. Our change in EBITDA to change in RevPAR ratio for the full year, which we measure each quarter, was an outstanding 4.6 times adjusted for real estate taxes and cancellation fees. We consider a ratio of 2.0 times or greater to be successful. For the year, we improved our RevPAR index by 2.8% to 110.7, which we consider to be our very best measure of market share.

We continue our insistence on keeping out the fixed costs that were removed during the downturn and stopping them returning to the cost structures of our hotels. As a result, our full year 4.6 times EBITDA to RevPAR percentage change is a testimony to the success of these efforts and a 70 basis point improvement in the guest satisfaction scores at our hotels reinforces that while we were able to keep costs to a minimum, we could improve, not sacrifice, the guest experience. These two crucial metrics augur well for the sustainability of our productivity gains that are driven by our internal systems, and we firmly believe are indicative of a continuing and a systemic shift to improved margins.

Our relentless focus on successfully strengthening and restructuring our balance sheet was at the forefront in 2010. We announced early last year our intent to exit Europe and achieved significant progress towards that goal during the year, including; the closing on the sale of the InterContinental Prague in December, and we negotiated a restricted cash release of approximately $4.2 million from the Marriott in Hamburg, which represented over 60% of our restricted cash leasehold guarantee. As a result of our methodical exit process from Europe, we are delevering our balance sheet through the retirement of asset specific debt, as was the case for Prague, and the use of net sales proceeds to reduce our corporate level debt.

Other significant balance sheet recapitalization activities last year included; the $350 million equity offering in May at $4.60 a share, the $180 million redemption of our convertible unsecured bonds, and the refinancing and maturity extension of $318 million of debt on the Fairmont Chicago and the Westin St. Francis in San Francisco.

As we continue our disciplined focus on improving our balance sheet, this year has begun favorably with four significant announcements. Diane will expand on the financial metrics associated with these transactions, however I’d like to give you some color behind them:

We closed the recapitalization of the Hotel del Coronado in February, investing $57 million into a new partnership with Blackstone and KSL. This recap significantly de-levered the Del by over $200 million in total and we remain as asset manager of this iconic hotel and continue to have a meaningful equity investment of 34.3% of the total. We’re delighted with the addition of Blackstone as the new majority partner as we have worked with them often and successfully in the past; and we’re equally delighted with our continued relationship with KSL as partner and hotel operator. Together with KSL, we’ve significantly enhanced and improved this asset physically and operationally. The significant operating and development upside of this property make this asset well worth keeping and we are really delighted with the restructuring results.

We previously announced a letter agreement to acquire the Four Seasons Jackson Hole and the Four Seasons Silicon Valley in an all-equity transaction with Woodbridge, the investment arm of the Thomson family, as in Thomson Reuters, and earlier today we executed a purchase and sale agreement. This transaction accomplishes several strategic objectives. We are obtaining two great assets at terrific prices. We are deleveraging the balance sheet through not only a stock-for-asset trade, but through a PIPE investment in our stock. We have another strong and experienced long term investor in our stock. And for Woodbridge and the Thomson family, this represents an unusual opportunity for them to trade two quality assets for shares in a unique portfolio and diversify into a company which it knows well and has high earnings growth capability. Strategic Hotels has been the asset manager for these hotels for the past two years and we clearly understand these assets intimately. Concurrent with the hotel acquisitions, Woodbridge will also be investing $50 million in equity through a PIPE in strategic common stock. We believe this is a strong vote of confidence by an extremely well respected and sophisticated long term investor, who is making a $145 million equity investment in this Company. As we think about it, the $50 million PIPE investment essentially matches the del Coronado investment made earlier this month and replaces line of credit debt with equity. These hotel investments are being made at an opportune time in the lodging cycle, with significant upside potential in NOI and very attractive per-key metrics. In addition, we feel that we used an appropriate, but certainly not common, method to augment our organic growth with external growth while importantly de-levering the balance sheet.

In our earnings release yesterday we noted that our Marriott Champs Elysees hotel in Paris is under contract. We entered into a sale lease back of this hotel in 2003 with our lessee interest being the excess cash flow over the index and profit participating lease payments to a major German real estate fund. Just prior to year-end, we signed a contract to sell our position. Although there is still some de minimis risk to the closing, we believe that the final closing conditions will be met and the sale is anticipated to close by the end of April. This sale is consistent with our ongoing exit of Europe and the amount we will generate far exceeds any previous third party estimates and validates our patient and disciplined approach to disposition timing in order to maximize proceeds.

In January, we sold our 50% interest in the purchasing company BuyEfficient for $9 million to our partner, Sunstone. While small in terms of proceeds, exiting this non-core investment was yet another step in narrowing our focus and continuing to deleverage our balance sheet.

Finally, last week we executed an amendment to our line of credit facility to increase overall capacity and liquidity at the corporate level. This is yet another reflection of our excellent working relationship with our banking partners. Our liquidity is now at a very strong level and, post the completion of the Woodbridge and Paris transactions, could well leave us cash positive with the full capacity of our line untouched.

As I did last year at this time, let me provide you our broad outlook for the continued operating recovery in our portfolio and the high-end luxury segment, other consumer luxury trends are consistent with our views. All of this is premised on the growth trend in GDP which seems to have a strong foothold at this point, although the impact and volatility of geopolitical events on our economy, such as the current turmoil in the Middle East and North Africa, cannot be underestimated.

As we look forward into 2011 and beyond we are increasingly encouraged by the favorable lodging supply and demand dynamics, particularly for the type of high-end hotels we own in those specific high barrier to entry markets in which we operate. With virtually no supply in the ground in our geographic markets, replacement cost per room in the $600,000 to $700,000 per room ex-land, there is little chance of any serious amount of competitive supply coming into our markets during the next four years at the very least.

Group booking pace continues to be our best forward-looking indicator of demand, and currently, definite group room nights are up 10% at a rate of a little over 1% compared to the same time last year. While tentative group room nights, which represents group contracts which were out for review or awaiting signature from the client, are up over 20%, with a 10% higher rate or better.

Importantly, given what is still a relatively short bookings window, group pacing trends continue to improve on a monthly basis. For example, in the month of January, we booked 34,000 group rooms for the remainder of 2011, which is a 12% improvement over last year, and additionally, the rate for these rooms is 2% higher than last year.

As I see it in summary, we have a unique high-end portfolio of properties in great physical condition and have no incoming supply in our markets, which gives us a great opportunity for compression related price increases. We continue to outperform in terms of market share growth, our leading edge internal productivity metrics and measures are being sustained resulting in higher margins, demand is growing on the group — on the corporate transient and the all important corporate group segments, our mix of business is leading to rate improvement in general and our individual segment rates are beginning to strengthen. We’ve significantly improved our balance sheet and will continue our plans to aggressively do so throughout the year and our liquidity position is in excellent shape.

We’re returning to giving guidance after living through an incredibly challenging period of unprecedented volatility. 2010 was a very successful transformational year for us and 2011 promises to be a continuation of the same.

I’d now like to call — to turn the call over to Diane to discuss our financial results.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you, Laurence. Good morning, everyone. For the fourth quarter, we reported comparable EBITDA of $28.7 million and comparable FFO per share loss of $0.01. Excluding $5.7 million of expense accrued for our VCP incentive program, however, comparable EBITDA was $34.5 million, a 6.2% increase over the fourth quarter of 2009, and comparable FFO was actually a positive $0.03 per share. Note that in the fourth quarter of 2009, we only reported $60,000 in VCP expense. We feel that excluding VCP expense from our earnings results is more reflective of the actual operating performance and our recurring corporate expenses. Therefore, we will continue to report our results with and without VCP expense throughout 2011.

For the full year we reported comparable EBITDA of $119.4 million and comparable FFO per share loss of $0.05. Again, excluding $12.6 million of VCP expense for the full year, comparable EBITDA was $132.0 million, or a 10% increase over 2009, and comparable FFO was a positive $0.05 per share. The total charge for VCP in 2009 was only $108,000.

In the fourth quarter, we took impairment charges totaling $141.9 million which included the impairment to the long lived assets at the Fairmont Scottsdale Princess of $101.3 million and a charge related to the other than temporary decline in the value of our original investment in the Hotel del Coronado for $40.6 million. These one-time charges are both noncash and have been excluded from the comparable EBITDA and FFO per share metrics. The decision to impair our investment in the Fairmont Scottsdale Princess was a result of the upcoming maturity date being within one year of the December 31, 2010 balance sheet date. The impairment of our original investment in the Hotel del Coronado is a result of the property being revalued at the time of our reinvestment since it was classified as a change in control under accounting guidance. Upon this revaluation it was determined that the current value was below the previous carrying value.

Our fourth quarter represented the fourth consecutive quarter of demand growth with a 3.3 percentage point increase in occupancy and a 2.8% increase in ADR over the fourth quarter of 2009. Demand growth was driven primarily by improved transient business which was up 4.1% for the quarter, and more specifically, a 19% increase in negotiated corporate transient business, which is yet another sign of the strengthening corporate customer. The shifting mix of business we saw throughout the year continued with the result that our properties were able to reduce transient discount room nights by over 9%.

Transient rate was up 5.4% for the quarter which helped offset the small decline in group rate that was a result of lower rated group bookings made prior to 2010 in the depths of the lodging cycle. Group room nights, however, were up nearly 7% in the quarter.

Adjusting for cancellation fees, non-room revenues were up over 10% during the quarter and 5% on a per occupied room basis, driven by a 12% increase in food and beverage revenue and a 15% increase in outlet revenue. Total RevPAR for the quarter was up 8.7% to prior year and 9.3% excluding cancellation fees in both periods.

Our operating team has continued to do an outstanding job of containing expenses as total hours worked increased a mere 1% despite a 5% increase in occupied room nights and a 5% increase in food and beverage covers. Productivity, which is best measured by hours worked per occupied room night, improved an impressive 4% during the quarter.

For the full year 2010, RevPAR increased 4.7% driven by a 2.2 percentage point increase in occupancy and a 1.2% improvement in rate. Demand improvement, which began late in the first quarter last year, increased in each successive quarter and was largely driven by an 11% increase in group demand of which about two-thirds was generated at our resort hotels. A reflection of the positive trend of replacing lower-rated business with higher-rated corporate and group meant that overall transient demand contracted slightly. Discounted transient room nights were down 13% in 2010, while 20 — I’m sorry, while corporate transient room nights increased 10%.

Transient ADR improved 5% during the year, more than offsetting a 3.7% decline in group rate, which again was primarily a function of lower-rated group rooms being booked before 2010. Adjusting for cancellation fees, non-room revenues increased 8% during the year and 5% on a per occupied room basis, driven by a 10% increase in food and beverage. And Total RevPAR increased 4.3% for the year and 6% net of cancellation fees. For the full year, productivity improved 4% which is a reflection of a 0.8% decline in hours worked despite, again, a 3% increase in occupied rooms and a 6% increase in food and beverage covers.

As Laurence noted, we have focused on deleveraging our balance sheet through the combination of disciplined asset dispositions and timely equity raises. In May of last year we raised nearly $350 million of common equity which we used to retire the $180 million of fully recourse convertible notes and pay down borrowings on our revolving credit facility, which significantly improved our corporate credit profile. In May of last year we also closed the refinancing of the Westin St. Francis and Fairmont Chicago with MetLife. And in addition, again, we announced last week a $145 million equity raise through the Woodbridge transactions. We have returned cash to the Company from our Hamburg asset, we are in the process of returning monies from our Paris property, in addition the sale of BuyEfficient further paid down our line. These transactions accelerate the deleveraging process that will also naturally occur as the considerable embedded earnings growth of our hotels continues with the lodging recovery and lodging demand.

Earlier this month, we announced the recap of the joint venture owning the Hotel del with Blackstone and KSL. As part of the recap, we invested $57 million of new equity and will retain a 34.3% ownership interest and remain as asset manager of the joint venture, earning an annual asset management fee equal to 1% of total revenue. Based on the new debt structure and our ownership percentage, our pro rata portion of the debt balance is now $146 million compared to $284 million under the previous structure. Additionally, we earned a $1.7 million financing fee as part of the restructuring. We believe there is significant upside in this hotel, particularly given the implied valuation under $780,000 a key for this unique business hotel and tourist attraction. The effective purchase price equates to a 6.5% cap rate on forecasted 2011 NOI and a 13.6 times multiple of forecasted 2011 EBITDA. To gain some perspective, the property in 2010 achieved $36.5 million in EBITDA versus nearly $57 million in EBITDA in its peak year in 2008, a clear demonstration of the upside potential of this amazing asset.

Last week, we also announced the planned acquisition of the Four Seasons Jackson Hole and Four Seasons Silicon Valley from the Woodbridge Company for a combined purchase price of $95 million in exchange for 15.2 million shares of common stock at an agreed upon purchase price of $6.25 per share. The purchase price represents a $293,000 per key valuation, which is a substantial discount to the estimated replacement cost of these two assets which we estimate to be in the $600,000 to $700,000 per key range. The per key purchase price is also attractive compared to recent luxury hotel sales comps which have been in the $400,000 per key range. On a full year basis, the acquisition represents an 11.0 times 2011 forecasted EBITDA multiple and a 6.2% NOI cap rate. The projected EBITDA contribution to our earnings, however, in 2011 is $6 million, given the transaction is likely to close around the end of the first quarter. Also, upon closing, we will issue an additional 8 million shares of common stock in a private equity placement to Woodbridge raising $50 million in gross proceeds. The $6.25 per share price represents a 36% increase over the price at which we issued equity in May of last year and a 4% discount to the previous day’s closing price when the transaction was announced.

As Laurence highlighted, we have entered into an agreement to sell our leasehold position in the Marriott Champs Elysees. This transaction, upon closing, will generate approximately $54.4 million of gross proceeds. The proceeds include; the sale price of the leasehold position, in addition, we will collect roughly $18.1 million related to the existing leasehold guarantee, cash, and other closing adjustments. Net of lease expense, the hotel contributed $3.3 million to comparable EBITDA in 2010, not including an additional $400,000 of corporate expenses which we incurred related to the ownership of the asset. So, at the $54 million sale price this represents an 18.8 times multiple on the assets’ 2010 net earnings contribution, after G&A. And, again, the $400,000 of G&A related to property will largely be eliminated going forward.

We sold our 50% interest in BuyEfficient for $9 million in January of this year. We had originally invested $6.4 million in December of 2007 for 50% ownership in partnership with Sunstone in this venture. However, we also received cash distributions of $1.4 million since the initial investment. So, while small, this disposition resulted in an unlevered IRR of approximately 14% over the life of the investment.

Now let me give you a sense of how our leverage profile has dramatically changed with all of these balance sheet activities that we have outlined. At year-end 2009, our net debt to trailing twelve month EBITDA ratio was 14.3 times. By the end of 2010, we had reduced this metric by a full five turns to 9.3 times. And after making pro forma adjustments for the activities we’ve either announced or closed subsequent to year end, our net debt to EBITDA ratio would be below 8.0 times. We think this is truly a dramatic reduction in leverage in basically a one year period.

This week, we also executed an amendment to the terms of our existing revolving credit facility, in addition to an extension of the line from March of this year to March of 2012. The amendment terms include; an increase in advance rate from 45% to 55% of the borrowing base assets’ appraised value, the result is a reduction in the debt service coverage ratio constant from 8% to 7%, and a reduction in the debt service coverage ratio limit from 1.3 times to 1.2 times. This equates effectively to a reduction in the debt yield from 10.4% to 8.4%, which is computed on the trailing twelve month NOI of the borrowing base assets. In addition, in the amendment, we reduced the facility’s total capacity from $400 million to $350 million and lowered our maximum loan-to-value covenant from 80% to 70%. Pro forma for the amendment, the Company would have had availability on the line of approximately $320 million at year end 2010 compared to the approximately $240 million of capacity at that point. The Company currently has $52 million outstanding on the line which will be reduced to basically zero upon closing the Woodbridge transaction. This results in corporate liquidity of over $300 million, which is an improvement of over $250 million from the same time last year.

As we’ve discussed in the past, the Company has always managed its fixed LIBOR rates through the use of corporate level interest rate swaps. We recently terminated two fixed interest rate swaps totaling $125 million in principle value for a $4 — I’m sorry, a total cost of $4.2 million, which was due to an over-hedged position.

As Laurence mentioned, after two years of not feeling comfortable enough in the stability of the economy or our business to issue guidance, we are now initiating full year 2011 guidance as follows:

Guidance for comparable EBITDA is in the range of $135 million to $150 million, and our comparable FFO per diluted share is in a range of negative $0.02 to positive $0.07. Our guidance range assumptions are based on RevPAR and Total RevPAR growth of between 7% and 9%. Our GOP margins are between 31% and 32%, and EBITDA margins between 21% and 22%. Note that these margins represent expansions of between 100 and 200 basis points of our prior year margins.

We estimate corporate G&A expense in the $21 million to $23 million range, excluding any forecast for VCP expense which, again, is inherently difficult to predict given the variable accounting treatment related to this plan. Note that for GAAP purposes the actual VCP expense will affect both EBITDA and FFO reported results throughout the year and we will report our results without the VCP charge as well as with VCP, particularly since our guidance ranges exclude VCP expense.

Also, for guidance purposes, we’re assuming the Fairmont Scottsdale Princess only contributed—contributes to Company’s earnings for the first three quarters of the year given the uncertainty surrounding the debt maturity in September of this year. We assume the Marriott Paris sale and Woodbridge transactions close at the end of the first quarter. It’s important to note that while we have signed agreements for these transactions, we can make no guarantee of the actual closing date and we will provide updates to our guidance range accordingly if the terms or the timing of these deals are altered.

We are projecting interest expense for the year to be in the $95 million to $100 million range, but that number includes approximately $25 million of noncash interest primarily related to the amortization of interest rate swap financing costs. Our estimates of interest expense are uncertain given the upcoming maturities of the InterContinental in Chicago and Miami, as well as, again, the Fairmont Scottsdale Princess maturity. For guidance, we have assumed that the two InterCon hotels are financed at their maturity dates in September of this year at similar proceed levels to the existing loans at a current market rate. However, given the attractiveness of the current capital markets, we’ve recently initiated a process to not only accelerate the refinancing of the two InterContinental loans, but in addition, our loans on the Loews Santa Monica and the Ritz-Carlton Half Moon Bay which mature in March of 2012. We will update our interest expense guidance as we have more clarity on the actual outcome of these refinancings, if executed early.

Finally, we expect total capital expenditures to be approximately $69 million, of which $47 million is related to contractual FF&E reserves at the hotel level and another $22 million of owner funded capital. The guest room renovation at the InterContinental Miami represents the majority of the owner-funded spending budget for 2011.

Please note that our guidance includes only announced transactions year-to-date with no assumptions for further acquisitions, dispositions, or capital markets activity. Our guidance will be adjusted and publicly disclosed to the extent there are any transactions beyond this baseline case that we’ve shared with you today.

So with all of that, we’d now like to open the call for any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from Will Marks with JMP Securities. Please go ahead.

Will Marks - JMP Securities - Analyst

Good morning Laurence, good morning Diane.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Hello, Will.

Will Marks - JMP Securities - Analyst

Hello. Sorry, I’m on the cell. I hope that the reception is okay. I wanted to first ask about Fairmont Scottsdale. And you talked a little bit about this, I don’t know if I really heard about what the guidance implies in terms of your future plans for this asset?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Will, good morning. The guidance, for the sake of guidance, we imply that we give back the property at the end of Q3 when the maturity comes due and that’s just — and we impaired the property accordingly.

Will Marks - JMP Securities - Analyst

Okay, so it’s as simple as that, I figured that. I just wanted to hear that from you. On the two Four Seasons acquisitions, it seems like a great deal. I wanted to ask about the plans of the Woodbridge, and are they — I assume the $50 million investment means that they want to be a long-term holder. Is there any lockup on their other stock?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Will, thank you. We should’ve probably mentioned it. Yes, indeed, there’s a lockup on the $145 million for one year.

Will Marks - JMP Securities - Analyst

It’s a one-year lockup. Okay, and then how about the historical performance of those assets? You’ve given some idea of guidance, but what about the past?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, remember, these assets were relatively new, with Palo Alto opening, I think, in 2006, I think it was. So Palo Alto really never had a chance — Silicon Valley really never had a chance to mature, whereas the Four Seasons Jackson Hole opened a couple of years early, peaked, went down with all of the other resorts. And we see ourselves surpassing peak.

Will Marks - JMP Securities - Analyst

Okay, thanks. And then just lastly, any more deals like this in the works?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, Will, look, we’re currently not in the acquisition mode. We’re very focused on what we’ve said we want to do on the operating side and completely focused on restructuring our balance sheet. Where this transaction was a very interesting opportunity, because it allowed us to primarily to deleverage our balance sheet, through not only through a stock-for-asset trade, but through the vote of confidence of the Thomson family with the $50 million PIPE investment at a very attractive price to us, because it was obviously a private placement.

We’re very conscious corporately of our leverage levels, and the debt maturities coming due over the next 18 months occupy us and basically mandate we focus our attention on that. We’ve got very good liquidity, so we’ve got plenty of liquidity to address those maturities. We’ve also been working, as you know, to paying down — to looking at the accrued preferred dividend, which will stand if not paid at the end of this quarter in excess of $60 million. So once we’ve dealt with our debt maturities and will be able — and we view ourselves as able to pay our current preferred dividend out of operating cash flows, that would be — the next priority would be to pay the accrual.

And before we get to acquisitions, we’ve got a set of internal improvement projects in the hotels, which as we told you in the past and as we’ve proven time and again, tend to yield about 15% to 20% on the current basis on invested capital. So, before we look at acquisitions, we’ve got plenty of things to do. Having said that, we’re opportunistic. If we see trades such as the Four Seasons Jackson Hole and the Four Seasons Silicon Valley, we view it as our duty to bring those to the attention of our board.

Will Marks - JMP Securities - Analyst

Okay, thank you. That’s a thorough response. I appreciate it.

Operator

Our next question comes from Joe Greff with JPMorgan. Please proceed.

Joe Greff - JPMorgan - Analyst

Good morning, everyone. Laurence, I was hoping you could give us an update on your most recent thoughts on potentially selling your London asset, either from a timing perspective or just strategically how you’re thinking about that?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Yes, thanks, Joe. The London asset still remains an asset we view as ultimately for sale and as we’ve been consistent in the past, it’s really a matter of timing to maximize proceeds. You can see that we’re patient and very disciplined and have a very good sense of value. At this moment in time this property is ramping up very quickly and frankly, better than we expected.

We’re going into — this is our pre-Olympic year, the Olympic year is next year. We’re seeing recovery still in the London markets. So, whereas we have a very strong sense of value, we’re not in a rush to sell it below that number, and we’ll hold out for what our sense of value is. In the meantime, we’re finishing some rooms that need to be done. I think a couple of floors of rooms are being finished. And once we’ve done that, this property will be clearly in impeccable operating and physical condition and the right time to consider how and when we maximize it. It’s really not a question of if, as far as we’re concerned, it’s merely a question of when.

Joe Greff - JPMorgan - Analyst

Great. And then your comments about the closing of the Paris leasehold interest there, and you had some cautionary comments about closing that, even in the earnings release. Are there any unique or unusual conditions for closing that we should be aware of relative to other transactions?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Look, for any of you who have bought and sold in France, you will know that it is governed by a Napoleonic code, which is inherently difficult to deal with for the French, let alone the Americans. So there’s always — we’re always cautious when we look at an international transaction. And I think what I’m hoping you’re hearing is an abundance of caution rather than an abundance of enthusiastic optimism.

Joe Greff - JPMorgan - Analyst

Great. And then with respect to Scottsdale, I know strategically why it’s in guidance for only a stub-period, but when you look at full-year 2011 RevPAR growth and EBITDA growth at that asset, does that asset underperform the overall portfolio in 2011 based on your current forecast? Does it perform in line? If you could give some sense of that as to how you’re looking at that on an annual basis, that would be helpful.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Let me try and answer somewhat of a different question that perhaps could give better color. The property’s improvements are generally in line with what we are doing for the rest of the portfolio. Having said that, there is — the property, the overall supply in the market, and still the somewhat pernicious impact from Las Vegas, make this market a slower market overall to recover. So the question — so to answer the question more fully, yes, it’s in line, but there is much more distance to go for that property than for most of our other properties which makes the decision to hold, to restructure, or not restructure much more complex, because we don’t have the same anticipated recovery as we do throughout the rest of our portfolio.

Joe Greff - JPMorgan - Analyst

Great. Thank you, guys.

Operator

Our next question comes from Smedes Rose with KBW. Please proceed.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hello, it’s Smedes. Diane, does the borrowing base of assets change with the amended credit line, or is it still the same four properties, I think that are there?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

No, it’s the same four assets under the line.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay, great. And then Laurence, I just — could you just repeat — did you say you would expect to go current on your preferred dividends this quarter? Could you just repeat what you said about that?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, no, I didn’t, and forgive me if I gave that impression, Smedes.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

I was sort of half tuned out.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, what I said is that we’re working — as soon as we are able to pay the preferred dividend out of operating cash flow or can forecast that we’ll be able to do so, we’ll probably go current, and then deal with the paying off of the accrued. It’s — but, corporately, we have made a decision and we’ve been consistent about it for the last year or so, is that we’ve got to deal with these maturities to understand what our liquidity position really is in a conservative sense before we attack the preferreds.

Having said that, let me make a comment on these preferreds. The preferreds were at one time trading below $2, now they’re trading in the $28 range, but if you add the accrued dividend the total would be $29. That’s about a 3.5% discount only to it. So, the preferred shareholders, I hope, are really satisfied with the improvement we’ve made to the Company and to their value.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Well, it seems — I guess if you are able to accelerate the refinancing of the debt, not only in 2011 but in 2012, that maybe the timing on that preferred is sooner versus later.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

I think that’s a good supposition. There is no one on the management or the board that likes having the accrued preferreds out there or not paying current dividends. It is our policy and our belief that we should pay the current dividend and we should pay the accrued as soon as is practical without putting the Company in any form of risk.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

The other nuance on it is it would require bank group approval under the revolving credit line to pay the preferred. So again, that is why we are focused on the sequence and dealing with our property debt level maturities first and then address the preferred.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay, that’s helpful. Thank you. The other thing I just wanted to ask you, I was just a little surprised to see at the Del in the fourth quarter that revenues were up 40%, but EBITDA declined year-over-year. Was there something specific at that property?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Yes, there was this little thing called restructuring costs.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. So that’s included in there?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

And restructuring $630 million of debt is rather expensive.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. So that’s in that operating number.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Yes, but Smedes, it was only restructuring $630 million of debt with a CMBS mortgage, a line of credit, and five tranches of widely held mezzanine. Other than that, there was no complexity.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Alright, alright, point taken. Then your owner-funded $22 million of CapEx? Did you say — what is that for?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

We’ve got generally — our properties thankfully going into the downturn, were in very good condition. The one property that we held back on because of the scale of it was Miami. So Miami probably represents the large majority of that, and that is a full rooms and corridors renovation, which we’ll do. But let me just comment on that, because of the seasonality of Miami, obviously the summer period is our weak period, we’re able to do the full refurbishing of the hotel with de minimis displacement costs, which I think is really good news for us.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay, great. Thank you.

Operator

Our next question comes from Bill Crow with Raymond James & Associates. Please proceed.

Bill Crow - Raymond James & Associates - Analyst

Hey, guys.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Hey, Bill.

Bill Crow - Raymond James & Associates - Analyst

A couple of questions from me. Given the issues the past week or two — few weeks in the Middle East, does that change potentially the timing of the sale of London, maybe sooner is better than later given the potential buyers and the money?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, I don’t think so at all, Bill. I understand why you would ask that question. At this moment in time, we are seeing no differentials in the purchasing market out there. However, if the situation in the Middle East causes a run of flight capital, naturally we wouldn’t preclude the possibility of changing our timing. We haven’t seen that yet.

Bill Crow - Raymond James & Associates - Analyst

Do you have a package out at this point, or are you preparing a package?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, as we have with our two — our Paris properties and our Prague property, we handle that uniquely one-on-one. We have a very good method of identifying prospective buyers and I think you can see from the Prague transaction and the Champs Elysees transaction we’ve just announced, that we produce much more exceptional results rather — by one-on-one contact than through widely brokered deals, because we basically manage the process closely, intimately, and we know most of the buyers.

Bill Crow - Raymond James & Associates - Analyst

Okay. And then last for me, Laurence, I’ve always appreciated your imagination and is there anything out there you could imagine that would cause you to put equity into Scottsdale?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

You know, Bill, there was a James Bond movie, which I really liked, saying never say — it was never say never. Yes, anything can happen. One doesn’t know. At this moment in time, when I — when we look at capital allocation in the Company and our liquidity, it would have to stack up remarkably well against other opportunities for the board of directors to be persuaded to invest significant capital. However, having said that, it is a terrific property. The issue is really more of a market issue than the property or anything else. So, I would say the best read on this is by our attitude towards guidance and our attitude towards impairments gives you an idea that we are wide open to both ends of the spectrum.

Bill Crow - Raymond James & Associates - Analyst

Okay. Thank you, guys.

Operator

Our next question comes from Chris Woronka with Deutsche Bank. Please go ahead.

Chris Woronka - Deutsche Bank - Analyst

Hey, good morning.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Good morning, Chris.

Chris Woronka - Deutsche Bank - Analyst

This is a quick question on Laguna Niguel. Is that just kind of an issue of group — the fourth quarter performance — just groups lagging and coming back, or is that a California market issue or something else?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, in terms — first of all, the macro issue, it’s not a California issue, it’s a southern California issue, which is compounded by supply coming in in the Southern California market. Having said that, there is no — the Ritz-Carlton is in excellent physical condition, excellent management condition, with a very lean and seasoned management team and operating team at the hotel now. We are increasing our share in all of the segments, but you are still increasing your share against a smaller pie than we had have hoped for at this time. Leisure business is obviously California driven with discretionary expenditure and the California uncertainty is reflecting leisure business for everybody, yet we’re outperforming. And group business is coming back slowly, it’s coming back methodically, but much slower than we had originally hoped, but we are outperforming our competitors in market share. So as that comes back, we’ll come back faster.

Chris Woronka - Deutsche Bank - Analyst

Okay, great. And I think you found a very workable solution to the del Coronado refinancing. Is there any color you can share with us on what some of the other options you looked at were? And what in your mind made this the optimal solution?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Chris, it’s very interesting, because this time last year, or even six months ago, we would’ve probably been talking of restructuring all of the existing debt with the existing lenders, prepared for a Mephistophelian approach of a bankruptcy, if we had to. But the credit markets on the one hand improving, and the operational overview gave us many more options. And when we really analyzed what was out there and the debt — the credit availability, we then built solutions off that, and by far, the Blackstone was the best solution for us financially, valuing the property the highest of all of the other solutions.

Chris Woronka - Deutsche Bank - Analyst

Okay, that’s great. And just finally, maybe a little more color on this VCP and what the components of that are and maybe the factors that influence the amount that gets recognized?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, the VCP, as far as the charge every quarter, is determined by a third-party valuation firm. And they use what’s called a Monte Carlo method, which is like a million, literally, a million iterations of stock price and volatility in our stock price, et cetera, between now and the 2012 maturity of the plan. And because it’s tied to stock price, it’s variable accounting. So, it’s going to fluctuate every quarter, which is why we can’t even give guidance on what the expense might be for the year or quarter-to-quarter. Obviously, it’s a very good thing for you as shareholders when the VCP expense is higher, because it’s just tied to a higher stock price. But we think it’s important, again, to report without the VCP because it’s really not in our control.

We’ve gone back and had this been able to be done as a standard RSU plan, which wasn’t available to the Company at that point because there wasn’t stock in the employee program to really allow it to be in an RSU plan. But if it had been, RSUs to the executive and management team, to continue to incentivize them over the course of the last few years, the actual expense would’ve only been basically $2 million a year. We’re just being penalized by the variable accounting with it, basically having the same end effect in 2012. And it’s only 2.5% of the market cap of the Company, which we think is a very reasonable level to incentivize the executive team.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Let me just clarify one thing. This program expires in 2012. So, the balancing factor on that is that it doesn’t have a 2.5% overhang perpetually on the stock going forward, because it’s a cash payment in 2012. And so it was in lieu of stock without the overhang.

Chris Woronka - Deutsche Bank - Analyst

Okay, that’s great. Very good. Thanks, guys.

Operator

Our next question comes from Ryan Meliker with Morgan Stanley. Please proceed.

Ryan Meliker - Morgan Stanley - Analyst

Hey, good morning, guys. Most of my questions have been answered. Just one housekeeping item here, it looks like the — maybe I missed this because I got on a little late, but it looks like the other hotel expenses line item went down materially this quarter relative to last quarter and 4Q ‘09. I am wondering if that has something to do with property taxes coming down or assessments being changed or something like that?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well yes, there was a real estate tax refund for our two Chicago assets in the fourth quarter of $4.9 million, so that was the offset.

Ryan Meliker - Morgan Stanley - Analyst

Okay. So in terms of thinking of a run rate, do we — obviously it sounds like 4Q has a refund, but maybe the remainder of 2010 is also probably a little high then? Or is the refund not relevant to 2010?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

The refund in the fourth quarter 2010 was a one-time event.

Ryan Meliker - Morgan Stanley - Analyst

Right, I understand that. I’m just trying to think about how we think about was the refund related to earlier 2010 property taxes or maybe 2009 to maybe 2007, just in terms of understanding on a run-rate basis where that line item might come out.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

It’s a two-year issue. Ryan, rather than try and get into it, I’ll ask Jon Stanner to give you a call afterwards so he can go through the — for modeling purpose, to give you the background and the flow of it.

Ryan Meliker - Morgan Stanley - Analyst

Sound good. Thanks a lot.

Operator

Our next question comes from Larry Raymond with Big 5 Asset Management. Please go ahead.

Larry Raymond - Big 5 Asset Management - Analyst

Thanks. My questions have been answered. Good job on executing the plan.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thanks, Larry.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, Larry.

Operator

Our next question comes from John Evans with Edmonds White Partners. Please go ahead.

John Evans - Edmonds White Partners - Analyst

Laurence, can you just talk a little bit about the preferred? And you have it will be close to $60 million in arrears. I appreciate that you want to get your debt maturities, et cetera, in line, but it seems like the quicker that you can pay those, your stock is going to appreciate pretty significantly. Do you believe the proceeds from London will be enough to take care of the arrears, or how do you see paying for the arrears? I understand how you get current, but —.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Look, it’s — as Diane and I both alluded to, once the — assuming that both Paris and the Jackson Hole and Silicon Valley transactions close, and there were no other demands on our cash, we’d have essentially cash in hand plus an untouched line of credit. Once we’ve dealt with the maturities on that, we can then look at what the balance is left in the line of credit or in cash and determine whether or not we have adequate resources to even pay the preferred out of the redone line of credit. So, I will say the sale of London, now whereas a year ago, was having — clearly had a material impact on our thinking, vis-a-vis the preferreds, it doesn’t have the same amount of thinking now.

We are conscious of the effect of the overhang and owing some $60 plus million of accrued, and we want it — we don’t want that, and we know that the preferreds would like to get the accrual. It is really a question of prudent and conservative timing. We have acted in a very disciplined manner, so far executing where we have got to. We will deal with these maturities, and at that stage, it’s a very easy relative decision vis-a-vis the line of credit and cash in hand. So, a long way of saying that London isn’t the pivotal feature in dealing with it.

John Evans - Edmonds White Partners - Analyst

Got it, and so may I just ask you one follow-up to that? You’ve done this very methodically about restructuring your balance sheet, et cetera. Do you feel like you get current and then you pay a part of the arrears and then another part? Or do you feel like you get — like FelCor just went current, and it was positive for their stock. So, how do you see this playing out and when do you think potentially you will get current, if you had to guess?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

First of all, we’re very different to FelCor. Every company has its own set of dynamics. Secondly, we haven’t made a determination of, a. when we will pay current and, b. how we will pay the accrued. Having said that, we are conscious as management and a board of directors that not paying the preferreds — accrued preferreds has certain limitations on activities with corporate activities, while we are also equally conscious that paying the accrued dividends takes the permission of our lending group in the line of credit. So it’s somewhat complex, and I will say as business improves so — and as we get these maturities done, we will be in a much better decision to as quickly as possible retire the accrual and pay current.

John Evans - Edmonds White Partners - Analyst

Okay. Thank you for the information.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

You’re welcome.

Operator

That concludes our question-and-answer session for today’s event. I would now like to turn the call back over to Laurence for closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well thank you, everybody, for being patient and listening. 2010 was certainly a pivotal, transformational, and successful year for our Company, very successful. We consistently executed our stated operating and balance sheet strategies in a very disciplined and thoughtful way, and we will continue to do so with constant narrow focus on our goals throughout 2011. And we started the year off well with four important strategic transactions this quarter. So, thank you, and we look forward to speaking to you at the next quarter.

Operator

Thank you for your participation in today’s conference. This concludes today’s presentation. You may now disconnect, and have a wonderful day.